Berkshire Hills Completes Legacy Acquisition

Pittsfield, MA – July 21, 2011 – Berkshire Hills Bancorp, Inc. (NASDAQ:BHLB) has completed the acquisition of Legacy Bancorp, Inc., and Berkshire Bank has completed the merger of Legacy Banks, effective today.  Berkshire Hills now has over $4 billion in assets and more than 60 branches serving Massachusetts, New York, and Vermont.  Berkshire Hills has increased its outstanding common stock to approximately 21 million shares with a market capitalization of more than $480 million, based on recent trading prices.

“This acquisition results in improved market share and an expanded footprint in our attractive northeastern markets,” stated Berkshire Hills President and CEO, Michael P. Daly.  “It contributes to our strong momentum in revenue and earnings growth.  This partnership enhances our resources to support the needs of our regions and to provide exceptional locally based service.  We are very pleased to welcome the customers, employees, and shareholders of Legacy to America’s Most Exciting BankSM.”

Each common shareholder of Legacy Bancorp will receive 0.56385 shares of  Berkshire Hills common stock plus $1.30 in cash for each share of Legacy stock.  Legacy shareholders also will receive cash in lieu of fractional shares based on the average closing price of Berkshire Hills’ common stock of $22.86 for the five consecutive trading days ended July 14, 2011. Additionally, Legacy shareholders at the effective time of the merger will receive an estimated $0.15 per Legacy share from the proceeds of certain branch divestitures later in the year.  Based on Berkshire Hills’ $23.06 closing stock price as of July 20, 2011, the estimated value of the merger to Legacy shareholders is $14.45 per share.

Both the Berkshire Bank Foundation and The Legacy Banks Foundation will continue to provide charitable contributions to communities served by Berkshire Bank.

Background

Berkshire Hills Bancorp is the parent of Berkshire Bank, America's Most Exciting Bank(SM), and has more than $4 billion in assets.    The Company has more than 60 full service branch offices in Massachusetts, New York, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).  For more information, visit www.berkshirebank.com or call 800-773-5601.

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Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

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Investor Relations Contact:
David H. Gonci
Investor Relations Officer
413-281-1973

Media Contact:
Elizabeth Mach
Marketing Officer
413-445-8390

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